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                                                                      EXHIBIT 12

                          TEXTRON FINANCIAL CORPORATION
    STATEMENT SETTING FORTH COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                              2004       2003       2002       2001       2000
                                                            --------   --------   --------   --------   --------
                                                                               (In thousands)
Income from continuing operations before income taxes,
distributions on preferred securities and cumulative
effect of change in accounting principle ................   $    139   $    117   $    120   $    191   $    192
                                                            --------   --------   --------   --------   --------

FIXED CHARGES:
Interest on debt ........................................        154        171        186        260        332
Estimated interest portion of rents .....................          3          3          3          2          2
                                                            --------   --------   --------   --------   --------
Total fixed charges .....................................        157        174        189        262        334
                                                            --------   --------   --------   --------   --------
Adjusted income .........................................        296        291        309        453        526
Ratio of earnings to fixed charges (1) ..................       1.89x      1.67x      1.64x      1.73x      1.58x
                                                            ========   ========   ========   ========   ========

(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes, distributions on preferred securities and cumulative effect of change in accounting principle and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.